Exhibit 10.64

ADDENDUM #4 TO

ADVANCE PAYMENT AND PURCHASE AGREEMENT

THIS ADDENDUM #4 TO ADVANCE PAYMENT AND PURCHASE AGREEMENT (this “4th Addendum”) is entered into by and between Lattice Semiconductor Corporation, having an office at 5555 NE Moore Court, Hillsboro, OR 97124 (“Lattice”) and Fujitsu Microelectronics Limited, having an office at Shinjuku Dai-ichi Seimei Bldg, 7-1 Nishi-Shinjuku 2-chome, Shinjuku-ku, Tokyo 163-0722, Japan (“FML”) and Fujitsu Microelectronics America, Inc., having an office at 1250 East Arques Avenue, M/S333 Sunnyvale, CA 94088-3470, USA (“FMA”) and is effective upon the last date of signature hereto (“4th Addendum Effective Date”).

WHEREAS, Lattice and Fujitsu Limited (“Fujitsu”) have entered into the following agreement and addenda:

(i)	an ADVANCE PAYMENT AND PURCHASE AGREEMENT dated September 10, 2004 (as amended by the three addenda as set forth below, “APPA”), in which Lattice agreed to provide an advance payment of money to Fujitsu to be used for the establishment of a new semiconductor wafer fabrication facility, including but not limited to the construction of the facilities and installation of fabrication equipments, and Fujitsu agreed to provide to Lattice 300mm Wafers using certain proprietary technologies; and

(ii)

an addendum dated March 22, 2006 (“1st Addendum”) in which Lattice, Fujitsu, and FMA confirmed that sales and purchases of the 300mm Wafers under Product Supply Agreements by and between Lattice, Fujitsu, and FMA are also subject to the Advance Payment terms of the APPA; and

(iii)

an addendum dated October 1, 2006 (“2nd Addendum”) in which the parties agreed that the Advance Payment would be repaid by an offsetting adjustment in the amount of 200mm Wafers as well as 300mm Wafers purchased by Lattice and sold by Fujitsu through FMA; and

(iv)

an addendum dated September 19, 2007 (“3rd Addendum”) in which the parties agreed that the Advanced Payment would be repaid by an offsetting adjustment in the amount of Services as well as 300mm Wafers and 200mm Wafers purchased by Lattice and sold by Fujitsu through FMA.

WHEREAS, Fujitsu has fully assigned all of its rights and obligations under the APPA to FML, a wholly-owned subsidiary of Fujitsu incorporated in Japan, effective March 21, 2008 in accordance with Section 13.4 of the APPA.

WHEREAS, Lattice, FML and FMA wish to modify the APPA to terminate the limited exclusivity provision of the APPA.

NOW, THEREFORE, in consideration of the mutual promises herein, Lattice, FML and FMA hereby agree as follows:

1. The Limited Exclusivity provision set forth in Section 5.1.3 is terminated in its entirety as of the 4th Amendment Effective Date.

2. No Other Changes. Except as expressly stated above, this 4th Addendum does not otherwise amend the APPA as previously amended, which remains in full force and effect as amended previously and hereby. Words not expressly defined in this 4th Addendum shall be construed in accordance with the definition in the APPA as previously amended.

IN WITNESS WHEREOF, the parties have signed this 4th Addendum as of the dates written below.

LATTICE SEMICONDUCTOR CORPORATION		FUJITSU MICROELECTRONICS LIMITED

By:	/s/ Tom Kingzett	By:	/s/ Haruyoshi Yagi
Name:	Tom Kingzett	Name:	Haruyoshi Yagi
Title:	Corp. VP Product Operations	Title:	Corporate Vice President

Date:	December 18, 2008	Date:	December 16, 2008

FUJITSU MICROELECTRONICS AMERICA, INC.

By:	/s/ Michael M. Moore
Name:	Michael M. Moore
Title:	Secretary

Date:	December 17, 2008